Exhibit 99.2

Aegerion Pharmaceuticals, Inc. Prices $300 Million Convertible Senior Notes Offering

Cambridge, MA, August 12, 2014 - Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR) today announced the pricing of its offering of $300 million aggregate principal amount of 2.00% convertible senior notes due 2019 to persons that they reasonably believe to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Aegerion has also granted an option to the initial purchasers of the notes to purchase up to an additional $45.0 million aggregate principal amount of notes to cover overallotments.

The notes will bear interest at a rate of 2.00% per year, payable semi-annually. The conversion rate for the notes will initially be 24.2866 shares of Aegerion common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $41.175 per share of common stock. The initial conversion price of the notes represents a premium of approximately 35.0% to the $30.50 per share last reported sale price of Aegerion’s common stock on August 11, 2014. The conversion rate and the conversion price will be subject to adjustment in certain events, such as distributions of dividends or stock splits.

Aegerion will initially settle conversions of the convertible notes by delivering shares of Aegerion common stock. If and when stockholder approval is obtained, in accordance with applicable NASDAQ rules, the convertible notes will become convertible only under certain circumstances and during certain periods. Aegerion will then settle conversions of the convertible notes by paying or delivering, as the case may be, cash, shares of its common stock, or a combination of cash and shares of its common stock, at its election.

The sale of the notes is expected to close on August 15, 2014, subject to customary closing conditions.

In connection with the offering of the convertible notes, Aegerion entered into privately negotiated convertible note hedge transactions with counterparties that include one or more of the initial purchasers (and/or their respective affiliates) (the “hedge counterparties”). The convertible note hedge transactions are generally expected, but not guaranteed, to reduce the potential dilution and/or offset the cash payments Aegerion is required to make in excess of the principal amount of converted notes. Aegerion also entered into privately negotiated warrant transactions with the hedge counterparties. The warrant transactions could have a dilutive effect to the extent that the market price per share of Aegerion’s common stock exceeds the applicable strike price of the warrants on any expiration date of the warrants. In addition, if the initial purchasers exercise their option to purchase additional convertible notes, Aegerion expects to enter into additional convertible note hedge and warrant transactions with the hedge counterparties.

Aegerion intends to use the net proceeds from the offering, together with the proceeds from its entrance into the warrant transactions, for working capital and other general corporate purposes, including funding possible acquisitions of, or investments in, businesses, technologies, products or assets that are complementary to our own, to repurchase approximately $35.0 million of its outstanding common stock from certain purchasers of notes in privately negotiated, off-market transactions, which may be effected through one or more of the initial purchasers of the notes or their respective affiliates, concurrently with the offering, and to pay the cost of the convertible note hedge transactions.

Aegerion has been advised that in connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the hedge counterparties or their affiliates expect to enter into transactions with respect to Aegerion’s common stock or other securities, including derivative instruments relating to Aegerion’s common stock, concurrently with, or shortly following the pricing of the notes. These activities could have the effect of increasing or preventing a decline in, or could have a negative effect on, the market price of Aegerion’s common stock concurrently with or following the pricing of the notes. In addition, the hedge counterparties or their affiliates expect to modify their hedge positions by entering into or unwinding derivatives with respect to Aegerion’s common stock and/or by purchasing or selling Aegerion’s common stock, other securities, or the notes in privately negotiated transactions and/or open market transactions following the pricing of the notes (and are likely to do so during any cash settlement averaging period in respect of any conversion of the notes). The effect, if any, of any of these transactions and activities on the market price of Aegerion’s common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the market price of Aegerion’s common stock and of the notes, and, potentially, the value of the shares of Aegerion’s common stock and/or the amount of cash holders may receive upon the conversion of the relevant notes and, under certain circumstances, holders’ ability to convert the notes.

The notes and the shares of common stock underlying the notes have not been and will not be registered under the Securities Act, or any applicable state securities laws. Unless so registered, such notes and such shares of common stock may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

This press release includes forward-looking statements regarding Aegerion’s intended use of net proceeds of the offering. Such statements are subject to certain risks and uncertainties including, without limitation, the fact that Aegerion’s management will have broad discretion in the use of the proceeds from any sale of the convertible notes. Aegerion’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Aegerion and its businesses are described in additional detail in its Quarterly Report on Form 10-Q for the three months ended June 30, 2014, which is on file with the SEC.

CONTACT:

Aegerion Pharmaceuticals, Inc.

Amanda Murphy

Manager, Investor Relations

(857) 242-5024